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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934



                                October 12, 2001
                Date of report (Date of earliest event reported)



                               G & L REALTY CORP.
                               -----------------
               (Exact name of registrant as specified in charter)


             Maryland                      1-12566             95-4449388
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  (State or Other Jurisdiction of     (Commission File       (IRS Employer
           Incorporation                   Number         Identification No.)

              439 N. Bedford Drive, Beverly Hills, California 90210
              -----------------------------------------------------
               (Address of principal executive offices) (Zip code)

        Registrant's telephone number including area code: (310) 273-9930


                                 Not applicable.
                       ----------------------------------
          (Former name or former address, if changed since last report)

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Item 5.   Other Events.

On June 6, 2001, G&L Realty Corp. (the "Company") reported that Lyle Weisman and certain of his associates (the "Weisman Group") had delivered to the special committee of the board of directors a proposal to acquire, at the election of the Company, either (i) all of the issued and outstanding common stock of the Company for $15.00 per share or (ii) all of the assets of the Company (the "Weisman Proposal").

On June 25, 2001, the Company reported that the Weisman Group had delivered to the special committee a first amendment to the Weisman Proposal in which it increased the price per share of common stock of the Company to $15.25 per share and deleted the reference to purchasing the Company's assets.

On July 10, 2001, the Company reported that the Weisman Group had delivered to the special committee a second amendment to the Weisman Proposal that: (i) increased the price per share of common stock of the Company, if the Weisman Group acquires 100% of such common stock, to $16.00 per share, subject to satisfactory completion of customary corporate and legal due diligence, and with a statement that the price per share would not be adjusted to less than $15.25 per share if the Weisman Group elected to continue with the transaction; and
(ii) offered to purchase, at the Company's election, less than all, but not less than 50.1% of the Company's common stock on a fully diluted basis, at a price of $15.25 per share, without a contingency for due diligence.

On July 19, 2001, the Company announced that the special committee had responded in a letter addressed to the Weisman Group that it would be prepared to support a proposal by the Weisman Group to acquire the Company in which: (i) all common stockholders (other than the Weisman Group) received a price of not less than $16.00 per share; (ii) there would be no contingencies for due diligence or financing; (iii) the Weisman Group would make a nonrefundable payment of $2.5 million to the Company; and (iv) other requirements set forth in the response were met.

On July 31, 2001, the Company announced that the special committee had received a further amendment (the "Third Amendment") to the Weisman Proposal that: (i) reaffirmed the Weisman Group's desire to acquire all, but not less than 50.1%, of the Company's common stock; (ii) increased the proposed cash purchase price per share to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence; (iii) conditioned the amended proposal on the negotiation and execution of a definitive acquisition agreement and the termination of the agreement and plan of merger dated as of May 10, 2001 between the Company and a company owned by Daniel M. Gottlieb and Steven D. Lebowitz (the "Merger Agreement"); and (iv) offered to deliver a deposit of $750,000 to counsel for the special committee if the Company accepted the amended proposal, and to increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement, provided that the deposit would be refunded if the transaction were unable to close prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group.

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On August 17, 2001, the special committee advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Third Amendment to the Weisman Proposal. The special committee stated that the Third Amendment did not address its previously expressed concerns that the proposed transaction could not be consummated because Messrs. Gottlieb and Lebowitz and other stockholders would not support it, and that the proposal did not provide for reimbursement of the Company for losses it would incur in the event of a failed transaction.

On August 21, 2001, the special committee received a further amendment (the "Fourth Amendment") to the Weisman Proposal to acquire all, but not less than 50.1%, of the Company's common stock. The Fourth Amendment: (i) offered to deliver an initial deposit of $750,000 to counsel for the special committee, which would be credited towards the purchase price of the Company's common stock, (ii) provided for, no later than three business days following execution of a definitive agreement between the Company and the Weisman Group, an increase to the deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock and (iii) provided that the deposit would become non-refundable to the Weisman Group and be paid to the Company should no transaction in which holders of the common stock of the Company received aggregate consideration of $12.00 or more for each share of the Company's common stock they owned (regardless of the originator of such transaction) close within 12 calendar months from the date of execution of the definitive agreement.

On September 5, 2001, the Company announced that the special committee had advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Weisman Group's latest proposal made August 21, 2001. The special committee stated that it had concluded that there was no reasonable possibility that the Weisman Group could complete the acquisition of at least 50.1% of the outstanding common stock of the Company as contemplated by the proposal.

On September 5, 2001, the special committee received a further amendment (the "Fifth Amendment") to the Weisman Proposal that: (i) increased the proposed cash purchase price per share to $15.50 per share without a due diligence contingency, or $16.50 per share with a due diligence contingency, (ii) reduced the minimum required threshold for the Weisman Group's proposal to acquire the Company's common stock to 45.0% (inclusive of the shares of common stock owned by the Weisman Group); and (iii) provided that the Company would promptly, upon completion of a transaction with the Weisman Group, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading.

On September 10, 2001, the Company announced that the special committee had determined that the transaction contemplated by the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz providing for a merger in which common stockholders of the Company would receive $12.00 per share continues to be fair and reasonable to and in the best interests of the Company and its unaffiliated common stockholders. The special committee reaffirmed its recommendation that the Company consummate the transaction.

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The special committee also advised the Weisman Group that it would not recommend the Weisman Group's latest proposal dated September 5, 2001 to the full board of directors. In considering the Weisman Group's latest proposal, the special committee concluded that, since the latest proposal did not contemplate a merger, it should be considered a proposal to make a tender offer for a minimum of 45% of the Company's outstanding shares of common stock conditioned upon a termination of the Merger Agreement. In reviewing the proposal, the special committee considered a number of things, including the following:

         (i) the Weisman Group's proposal was not in the form of an offer that the Company could accept to create a legally binding contract; therefore, it would require the Company to terminate the Merger Agreement in advance of the existence of an obligation on the Weisman Group's part to deliver the $2.5 million good faith deposit needed to reimburse the Company for the costs that have been and would be incurred upon termination of the Merger Agreement;

         (ii) in the absence of any objective criteria for determining the purchase price adjustments that would be applicable in the case of the proposed $16.50 per share transaction in which due diligence was performed, the special committee had to consider the proposal as at $15.50 per share;

         (iii) based on expert advice, the special committee had concluded that it is more likely than not that the Weisman Group would be unable to acquire 45% of the Company's outstanding common stock in a tender offer opposed by Messrs. Gottlieb and Lebowitz who own approximately 42% of the Company's outstanding common stock and have options to purchase an additional 167,000 shares, which they have advised the special committee they would do; the only form of a tender offer that the special committee would be able to recommend would be a tender offer made at an appropriate price, on an any and all basis or subject to a minimum threshold that the special committee determines is more likely than not to be satisfied, and with no contingencies;

         (iv) the special committee believed that there was a material risk that, if the Merger Agreement were terminated and the Weisman Group did not meet the 45% minimum threshold in its proposal, the Company's common stock would trade at a significant discount from the $12.00 per share price specified in the Merger Agreement, particularly in light of the advice of the special committee's financial advisor that the range of values of the Company's common stock is between $5.00 and $10.00 per share;

         (v) the failure of the Weisman Group to provide the special committee with any business plan or indication of its intentions with respect to the future management or operation of the Company, notwithstanding numerous requests from the special committee;

         (vi) the fact that the Weisman Group did not need the approval or consent of the special committee to conduct a tender offer; and

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         (vii) the special committee's concern that the continued lapse of time would give rise to the right of Messrs. Gottlieb and Lebowitz to terminate the Merger Agreement, leaving the Company's stockholders without an opportunity to participate in any transaction.

On September 17, 2001, the Company announced that the special committee had received an amended proposal from the Weisman Group to acquire the outstanding common stock of the Company (the "Sixth Amendment"). In the amended proposal, the Weisman Group set forth two alternative proposals - Proposal A and Proposal
B. In Proposal A, the Weisman Group: (i) offered to acquire all of the issued and outstanding common stock of the Company to be effected via a cash-out merger at a purchase price of $15.50 per share of common stock, (ii) waived due diligence as a pre-condition to any transaction at $15.50 per share, (iii) offered to deliver an initial deposit of $750,000 to counsel for the special committee within two business days after the special committee accepted the Weisman Group's offer, and no later than three business days following execution of a definitive agreement between the Company and the Weisman Group, to increase the deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock, (iv) provided that the deposit would become non-refundable to the Weisman Group and be paid to the Company should no transaction in which holders of the common stock of the Company received aggregate consideration of at least $12.00 for each share of the Company's common stock they owned (regardless of the originator of such transaction) closed within 12 calendar months from the date of the definitive agreement, and (v) conditioned the offer on the negotiation and execution of definitive agreement and termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz.

In Proposal B, the Weisman Group asked the special committee and board of directors of the Company to approve and recommend a direct offer from the Weisman Group to all common stockholders of the Company containing the following terms: (i) the purchase price would be $15.50 per share of common stock, (ii) the acquiring party would be a new entity to be formed by the Weisman Group and principally owned by them, (iii) the timing would be as soon as may be practicable, consistent with applicable corporate and securities laws and exchange regulations, (iv) the maximum number of shares would be 100% of the issued and outstanding common stock, (v) the minimum number of shares would be 40% of the issued and outstanding common stock, inclusive of shares owned by the Weisman Group, (vi) there would be no due diligence condition, (vii) if the Weisman Group acquired more than 50% of outstanding shares of common stock as a result of the proposal, then it would thereafter seek to effect a cash-out merger between the acquiring entity and the Company upon the same terms and conditions, (viii) the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz would be terminated, (ix) the board of directors would issue a favorable recommendation in support of the Weisman Group's offer to the common stockholders, (x) the Company would, upon completion of the tender offer, take steps to delist the shares of common stock, and (xi) the deposit would be non-refundable to the Weisman Group as indicated in connection with Proposal A, except that a transaction would be deemed to have occurred if the Weisman Group achieved at least 40% minimum ownership.

Both proposals by the Weisman Group would have required termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz. Under the Merger

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Agreement, except in certain circumstances relating to a superior acquisition proposal as defined in the Merger Agreement, the Company is prohibited from having any discussions or negotiations with any party relating to an acquisition proposal. Acceptance by the special committee of either proposal of the Weisman Group would permit the company owned by Messrs. Gottlieb and Lebowitz to terminate the Merger Agreement, which would require prompt payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz, which were then estimated to aggregate in excess of $2,500,000. According to the amended proposal, payment of the $750,000 initial portion of the deposit would occur two business days after the special committee accepted the Weisman Group's offer, and the $1,750,000 balance of the deposit would be paid no later than three business days following execution of a definitive agreement with the Weisman Group. It was unclear from the amended proposal when the $1,750,000 balance of the deposit would be paid in the case of the tender offer in Proposal
B. Under both of the Weisman Group's proposals, the deposit would not be available to the Company to pay the termination fee and expenses of Messrs. Gottlieb and Lebowitz.

On September 20, 2001, the Company announced that the special committee of its board of directors had advised the Weisman Group that it could not recommend the Weisman Group's latest proposal dated September 17, 2001, because it was not in the form of a definitive acquisition agreement executed by the Weisman Group, which became immediately binding upon execution and delivery to the Weisman Group by the Company and which was accompanied by a deposit of $2.5 million. The body of the special committee's letter to the Weisman Group follows:

         The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of and has considered your proposal, dated June 5, 2001, as amended by your letters dated June 22, 2001, July 6, 2001, July 30, 2001, August 21, 2001, September
         5, 2001 and September 17, 2001 (the "WGFK Proposal"). We note the implicit criticisms imbedded in your most recent letter, and take strong exception to any implication that we are doing anything other than what is required of us as the directors of a Maryland corporation.

         As you know, we now have a transaction pursuant to a binding agreement, subject to stockholder approval, at $12.00 per share. We received advice from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the range of fairness for the Company's common stock is between $5.00 and $10.00. Under the terms of the Agreement and Plan of Merger, dated as of May 10, 2001, between the Company and G & L Realty Acquisition, LLC (the "Merger Agreement"), that transaction must be consummated by October 15, 2001, or it will be lost to the stockholders of this Company.

         Given the totality of the circumstances facing the Company, including the now highly uncertain capital markets as well as the declining economy as a whole, it is our view as a Committee that we cannot consider any proposal from you unless that proposal is in the form of definitive acquisition agreement executed by you, which becomes immediately binding upon execution and delivery to you by the

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         Company and which is accompanied by a deposit of not less than $2.5 million. We have consistently communicated in our letters to you as well as in conversations with your counsel that the Committee is not prepared to take any action which would deprive stockholders of the benefits of the Merger Agreement and expose the Company to liability for the termination fees provided for in that Merger Agreement (which we have been informed by Messrs. Gottlieb and Lebowitz now exceed $2.7 million), unless the Merger Agreement could be simultaneously replaced by an alternative agreement and the payment of the $2.5 million deposit. You have, and have had for more than the past four months, a copy of the Merger Agreement. As we have previously indicated to you, that document could easily serve as a model for any offer you might want us to consider. Putting signature lines at the bottom of a letter does not elevate a mere proposal describing a possible transaction into a binding agreement - particularly where, as here, all of the obligations of the would be "offeror" are as a practical matter contingent upon the future negotiation, execution and delivery of a definitive acquisition agreement.

         The fact that you have over these many months never moved beyond the "proposal" stage nor provided a copy of your business plan to the Committee makes us doubt whether you really seek to acquire the common stock of the Company . Alternatively, you are free to make such offer as you believe to be appropriate on such terms as you believe to be appropriate directly to the stockholders of the Company.

         We stand prepared to receive and to consider any offer that you might make that satisfies the above basic criteria. Additionally, in light of the recent tragic events in our country and their impact on the capital markets, the Committee also requests that any further proposals from you be accompanied by an updated commitment letter evidencing your source of financing, dated after September 11, 2001. We are not prepared to spend any time or Company resources considering any further "proposals" describing a possible transaction unless they are in the form of an offer capable of being accepted.

On September 28, 2001, the Company entered into Amendment No. 1 to the Merger Agreement which (i) extended the deadline for holding a stockholders meeting to October 29, 2001, (ii) extended the deadline for completion of the merger to November 30, 2001, and (iii) provided that the Company would pay reasonable expenses incurred by Messrs. Gottlieb and Lebowitz if the Merger Agreement is terminated by either party because the merger has not been completed by November 30, 2001.

On October 2, 2001, the Company announced that the special committee of its board of directors had received a limited waiver under the Merger Agreement from the company owned by Messrs. Gottlieb and Lebowitz that permits the special committee to enter into discussions and negotiations with the Weisman Group and its counsel regarding the latest Weisman Proposal without having to determine at the time (as would otherwise be required by the Merger Agreement) that the failure to do so would reasonably be expected to violate the special committee's duties under applicable law or that the latest Weisman Proposal is, or is reasonably likely to be, a "Superior Acquisition Proposal" (as defined in the Merger Agreement).

The limited waiver is subject to the following conditions:

         (1) The special committee must proceed with such discussions or negotiations as expeditiously as practicable and must conclude them within a reasonable period of time given the stockholder meeting date of October 24, 2001 and applicable disclosure requirements of the Securities and Exchange Commission;

         (2) Any proposal recommended by the special committee must include the payment to the Company of at least $2.5 million on a non-refundable basis, except in the event of a breach by the Company; and

         (3) Messrs. Gottlieb and Lebowitz must be afforded sufficient advance notice of any record date for a vote of common stockholders or any tender offer for common stock of the Company relating to any acquisition by the Weisman Group or its affiliates such that, prior to such record date or tender offer, they are able to become record holders of the shares of common stock of the Company issuable on exercise of any outstanding options held by them.

The Special Committee Receives a Revised Proposal from the Weisman Group
------------------------------------------------------------------------

On October 12, 2001 the special committee received a revised proposal from the Weisman Group to acquire the outstanding common stock of the Company. The revised proposal is being reviewed by the special committee.

In the revised proposal, the Weisman Group proposes to make a tender offer for outstanding shares of the Company's common stock at $15.50 per share on an "any or all" basis. In addition, the proposal: (i) contemplates a deposit of $2,500,000 by the Weisman Group with the special committee's counsel which would be applied to the tender offer; (ii) contemplates that the deposit would become non-refundable only if the Weisman Group did not proceed with the tender offer (subject to certain exceptions); (iii) requires termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz not later than upon delivery of the deposit; (iv) requires that the special committee recommend the tender offer to the Company's common stockholders; (v) contemplates commencement of the tender offer not more than thirty-one days after delivery of the deposit; (vi) contemplates that the tender offer period would be twenty-five business days, subject to up to two ten business day extensions; (vii) requires the board of directors of the Company to waive any "limits on share ownership" applicable to the Weisman Group; (viii) contemplates the merger of a company owned by the Weisman Group

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into the Company in which common stockholders of the Company would receive
$15.50 in cash per share if the Weisman Group owns more than 50% of the outstanding shares of the Company's common stock after completion of the tender offer; (ix) requires that the Weisman Group be given appraisal rights with respect to its shares in the event of a merger, sale of assets or similar transaction if it owns less than a majority of the outstanding shares of the Company's common stock after completion of the tender offer; (x) requires that the Company's common stock be delisted from the New York Stock Exchange after completion of the tender offer; (xi) calls for a "breakup fee" of $2,800,000 if the Company or its stockholders proceed with a transaction other than the tender offer at any time after the delivery of the deposit; and (xii) limits damages against the Weisman Group (including legal fees and costs) to $2,500,000.

The revised proposal by the Weisman Group would require termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz not later than upon delivery of the deposit. Termination of the Merger Agreement would require prompt payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz, which are currently estimated to aggregate in excess of $2,700,000. Under the revised proposal, payment of the $2,500,000 deposit would occur within three business days after the special committee accepts the Weisman Group's offer and the deposit would be held to be applied in the tender offer. Accordingly, it would not be available to the Company to pay the termination fee and expenses of Messrs. Gottlieb and Lebowitz.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit  Description
No.

99.1     Press release issued by G&L Realty Corp. on October 15, 2001.

99.2     Letter dated October 12, 2001 from Weisman Group.

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SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              G & L REALTY CORP.

                                              By: /s/ David E. Hamer
                                                  ------------------------
                                                  David E. Hamer
                                                  Chief Accounting Officer


DATED:  October 16, 2001